                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No.   )*
                                           ---


                           CLINICHEM DEVELOPMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


              CLASS A CALLABLE COMMON STOCK, NO PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    18690610
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 OCTOBER 5, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.  18690610                         13G                Page 2 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

      WOODBOURNE PARTNERS, L.P.
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)(a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC Use Only

--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      MISSOURI
--------------------------------------------------------------------------------
      Number of         5     Sole Voting Power

       Shares                 -0-
                     -----------------------------------------------------------
      Beneficially      6     Shared Voting Power

       Owned by               -0-
                     -----------------------------------------------------------
        Each            7     Sole Dispositive Power

      Reporting               -0-
                     -----------------------------------------------------------
                        8     Shared Dispositive Power
     Person With
                              -0-
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      165,200
--------------------------------------------------------------------------------
 10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)     [ ]

--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (9)

      6.1%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  18690610                         13G                Page 3 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1   Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
     (entities only)

      FORSYTH JOINT VENTURE
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)(a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC Use Only

--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      MISSOURI
--------------------------------------------------------------------------------
      Number of         5     Sole Voting Power

       Shares                 -0-
                     -----------------------------------------------------------
     Beneficially       6     Shared Voting Power

      Owned by                -0-
                     -----------------------------------------------------------
       Each             7     Sole Dispositive Power

     Reporting                -0-
                     -----------------------------------------------------------
   Person With          8     Shared Dispositive Power

                              -0-
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      104,000
--------------------------------------------------------------------------------

 10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)     [ ]

--------------------------------------------------------------------------------

 11   Percent of Class Represented by Amount in Row (9)

      3.8%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 18690610                          13G                Page 4 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

      CLAYTON MANAGEMENT COMPANY
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)(a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------

  3   SEC Use Only

--------------------------------------------------------------------------------

  4   Citizenship or Place of Organization

      MISSOURI
--------------------------------------------------------------------------------
      Number of         5     Sole Voting Power

       Shares                 269,200
                     -----------------------------------------------------------
     Beneficially
                        6     Shared Voting Power
      Owned by
                              -0-
                     -----------------------------------------------------------
       Each
                        7     Sole Dispositive Power
     Reporting
                              269,200
                     -----------------------------------------------------------

    Person With         8     Shared Dispositive Power

                              -0-
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      269,200
--------------------------------------------------------------------------------
 10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)     [ ]

--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (9)

      9.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 18690610                          13G                Page 5 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

      JOHN D. WEIL
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)(a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3   SEC Use Only

--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      MISSOURI
--------------------------------------------------------------------------------
      Number of         5     Sole Voting Power

       Shares                 269,200
                     -----------------------------------------------------------
     Beneficially       6     Shared Voting Power

      Owned by                -0-
                     -----------------------------------------------------------
       Each             7     Sole Dispositive Power

     Reporting                269,200
                     -----------------------------------------------------------
                        8     Shared Dispositive Power
    Person With
                              -0-
                     -----------------------------------------------------------

  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      269,200
--------------------------------------------------------------------------------
 10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)     [ ]

--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (9)

      9.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 18690610                          13G                Page 6 of 9 Pages
--------------------------------------------------------------------------------


ITEM 1(a)         Name of Issuer:

                  CLINICHEM DEVELOPMENT, INC.

ITEM 1(b)         Address of Issuer's Principal Executive Offices:

                  275 ARMAN-FRAPPIER BOULEVARD
                  LAVAL, QUEBEC
                  CANADA H7V 4A7

ITEM 2(a)         Name of Person Filing:

                  (a)      WOODBOURNE PARTNERS, L.P.  ("WOODBOURNE")

                  (b)      FORSYTH JOINT VENTURE ("FORSYTH")

                  (c)      CLAYTON MANAGEMENT COMPANY ("CLAYTON")

                  (d)      JOHN D. WEIL ("WEIL")

ITEM 2(b)         Address of Principal Business Office:

                  (a)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (c)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (d)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

ITEM 2(c)         Place of Organization; Citizenship:

                  (a) WOODBOURNE IS A LIMITED PARTNERSHIP ORGANIZED UNDER MISSOURI LAW.

                  (b) FORSYTH IS A JOINT VENTURE AMONG THREE CHARITABLE FOUNDATIONS GOVERNED UNDER MISSOURI LAW.

                  (c) CLAYTON IS A CORPORATION ORGANIZED UNDER MISSOURI LAW AND IS THE GENERAL PARTNER OF WOODBOURNE AND THE MANAGER OF FORSYTH.

                  (d) WEIL, THE SOLE DIRECTOR AND SOLE SHAREHOLDER OF CLAYTON, IS AN INDIVIDUAL RESIDING IN MISSOURI. WEIL AND CERTAIN OF HIS FAMILY MEMBERS ARE THE TRUSTEES OF THE CHARITABLE FOUNDATIONS THAT FORMED FORSYTH.

ITEM 2(d)         Title of Class of Securities:

                  CLASS A CALLABLE COMMON STOCK, NO PAR VALUE PER SHARE

ITEM 2(e)         CUSIP Number:

                  18690610

CUSIP No. 18690610                     13G                   Page 7 of 9 Pages


ITEM 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is filing is a:

         (a).     [   ]    Broker or Dealer registered under Section 15 of the
                           Act;

         (b).     [   ]    Bank as defined in Section 3(a)(6) of the Act;

         (c).     [   ]    Insurance company as defined in Section 3(a)(19) of
                           the Act;

         (d).     [   ]    Investment company registered under Section 8 of the
                           Investment Company Act of
                           1940;

         (e).     [   ]    An investment advisor in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f).     [   ]    An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g).     [   ]    A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h).     [   ]    A savings associations as defined in Section 3(b)of
                           the Federal Deposit Insurance Act;

         (i).     [   ]    A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j).     [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box [ X ].


ITEM 4.      Ownership.


                                                    WOODBOURNE         FORSYTH        CLAYTON           WEIL
                                                    ----------         -------        -------           ----

(a)   Amount beneficially owned:                      165,200          104,000        269,200          269,200

(b)   Percent of Class:                                6.1%             3.8%           9.9%             9.9%

(c)   Number of Shares as to which the person has:

      (i)   Sole power to vote or direct the
            vote:                                       -0-              -0-          269,200          269,200

      (ii)  Shared power to vote or direct the
            vote:                                       -0-              -0-            -0-              -0-

      (iii) Sole power to dispose or to direct
            the disposition of:                         -0-              -0-          269,200          269,200

      (iv)  Shared power to dispose or to
            direct the disposition of:                  -0-              -0-            -0-              -0-

CUSIP No. 18690610                          13G                Page 8 of 9 Pages


ITEM 5.     Ownership of Five Percent or Less of a Class.

      NOT APPLICABLE.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person.

      NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      NOT APPLICABLE.

ITEM 8.     Identification and Classification of Members of the Group.

      NOT APPLICABLE.

ITEM 9.     Notice of Dissolution of Group.

      NOT APPLICABLE.

ITEM 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      Dated:    October 15, 1999                WOODBOURNE PARTNERS, L.P.,

                                                by its General Partner, CLAYTON
                                                MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil, President

      Dated:    October 15, 1999                FORSYTH JOINT VENTURE,

                                                by its Manager, CLAYTON
                                                MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D.Weil, President

      Dated:    October 15, 1999                CLAYTON MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil, President


      Dated:    October 15, 1999                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil

CUSIP No. 18690610                     13G                     Page 9 of 9 Pages

                            EXHIBIT A TO SCHEDULE 13G
                            -------------------------

                     AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

      The undersigned persons, on October 15, 1999, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Class A Callable Common Stock of Clinichem Development, Inc.

                                                WOODBOURNE PARTNERS, L.P.,

                                                by its General Partner, CLAYTON
                                                MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil, President

                                                FORSYTH JOINT VENTURE

                                                by its Manager, CLAYTON
                                                MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil, President


                                                CLAYTON MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil, President



                                                       /s/ John D. Weil
                                                --------------------------------
                                                John D. Weil